KRONOS WORLDWIDE REPORTS FIRST QUARTER 2014 RESULTS

DALLAS, TEXAS…May 7, 2014…Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the first quarter of 2014 of $14.3 million, or $.12 per share, compared to a net loss of $41.1 million, or $.35 per share, in the first quarter of 2013.  Comparability of the Company’s results was impacted by improved results from operations in the first quarter of 2014 principally due to lower raw materials costs, partially offset by lower average TiO2 selling prices and sales volumes in 2014, as discussed further below.

Net sales of $420.1 million in the first quarter of 2014 were $43.5 million, or 9% lower than in the first quarter of 2013 primarily due to lower average TiO2 selling prices and lower sales volumes.  The Company’s average TiO2 selling prices were 5% lower in the first quarter of 2014 as compared to the first quarter of 2013, and average selling prices at the end of the first quarter of 2014 were 4% lower than at the end of 2013, with lower prices primarily in export markets that resulted from competitive pressures.  As a result, we experienced significantly lower sales to our generally lower-margin export markets in the first quarter of 2014 as compared to the same period in 2013.  TiO2 sales volumes for the first quarter of 2014 decreased 7% as compared to the first quarter of 2013, with the lower volumes in export markets offset in part by increased demand in certain European markets.  Fluctuations in currency exchange rates also affected net sales comparisons, increasing net sales by approximately $7 million as compared to the first quarter of 2013.  The table at the end of this press release summarizes how each of these items impacted the overall decrease in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the first quarter of 2014 was $28.6 million as compared to a segment loss of $43.6 million in the first quarter of 2013.  Segment profit in the first quarter of 2014 increased primarily due to the net effects of lower raw materials and other production costs (primarily caused by lower third-party feedstock ore costs), lower average TiO2 selling prices and lower sales volumes.  As expected, cost of sales per metric ton of TiO2 sold in the first quarter of 2014 was significantly lower than TiO2 sold in the first quarter of 2013, primarily due to lower raw material costs.  The Company’s TiO2 production volumes were 2% lower in the first quarter of 2014 as compared to the first quarter of 2013.  Our production capacity utilization rates in the first quarter of 2014 were impacted by the lockout at the Canadian production facility, as restart of production at the facility did not begin until February 2014.  We operated our production facilities at overall average capacity utilization rates of 90% in the first quarter of 2014, primarily as a result of the restart of production at our Canadian facility.    Fluctuations in currency exchange rates also affected segment profit comparisons, which increased segment profit by approximately $8 million.

As previously reported, in February 2013, we voluntarily prepaid an aggregate $290 million principal amount under our prior term loan.  As a result of such prepayment, the Company’s results in 2013 include a pre-tax charge of $6.6 million ($4.3 million, or $.04 per share, net of income tax benefit), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayment.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as ore and energy costs)
•	Changes in the availability of raw materials (such as ore)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	The impact of pricing and production decisions
•	Competitive technology positions
•	The introduction of trade barriers
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months
	ended March 31,
	2013	2014

Net sales	$463.6	$420.1
Cost of sales	459.7	339.6

Gross margin	3.9	80.5

Selling, general and administrative expense	49.4	49.1
Other operating income (expense):
Currency transactions, net	1.8	(2.7)
Other expense, net	-	(.1)
Corporate expense	(3.2)	(2.6)

Income (loss) from operations	(46.9)	26.0

Other income (expense):
Trade interest income	.1	-
Other interest and dividend income	.2	.2
Loss on prepayment of debt	(6.6)	-
Interest expense	(6.4)	(4.0)

Income (loss) before income taxes	(59.6)	22.2

Income tax expense (benefit)	(18.5)	7.9

Net income (loss)	$(41.1)	$14.3

Net income (loss) per basic and diluted share	$(.35)	$.12

Weighted-average shares used in the
calculation of net income (loss) per share	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	132	122
Production volumes	122	120

KRONOS WORLDWIDE, INC.

RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months
	ended March 31,
	2013	2014

Segment profit (loss)	$(43.6)	$28.6

Adjustments:
Trade interest income	(.1)	-
Corporate expense	(3.2)	(2.6)

Income (loss) from operations	$(46.9)	$26.0

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

Three months
ended March 31,
2014 vs. 2013

Percentage change in sales:
TiO2 product pricing	(5)%
TiO2 sales volume	(7)%
TiO2 product mix	1%
Changes in currency exchange rates	2%

Total	(9)%